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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                   * * * * *

                  SFX Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

                  DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the Board of Directors of said corporation, resolutions were duly adopted proposing and declaring advisable an amendment to the Certificate of Incorporation of said corporation. Such resolution reads as follows:

                           RESOLVED, that the Board of Directors deems it
                  advisable that the Certificate of Incorporation of the Company be amended by changing Article Four thereof so that, as amended, said Article shall be and read as follows:

                        ARTICLE FOUR: CAPITAL STRUCTURE

                           4.1 Authorized Shares. The total number of shares of
                  stock which the Corporation shall have authority to issue is 25,002,000 shares, consisting of the following:

                           (a) 1,000 shares of Class A Common Stock, par value
                  $.01 per share (the "Class A Common Stock");

                           (b) 1,000 shares of Class B Common Stock, par value
                  $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"); and

                           (c) 25,000,000 shares of Preferred Stock, par value
                  $.01 per share (the "Preferred Stock").



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                           4.2 Designations, Preferences, Etc. The designations,
                  preferences, powers, qualifications, and special or relative rights, or privileges of the capital stock of the Corporation shall be as set forth in ARTICLE FIVE and ARTICLE SIX below.


                  SECOND: That is lieu of a meeting and vote of stockholders, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
                  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, SFX Entertainment, Inc. has caused this Certificate of Amendment to be signed by Richard A. Liese, its Assistant Secretary, this 25th day of February, 1998.
                                     SFX ENTERTAINMENT, INC.

                                     By:    /s/ Richard A. Liese
                                         -------------------------------------
                                         Richard A. Liese, Assistant Secretary



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